Exhibit 99.1

For Immediate Release

For investor relations information, contact:

EFJ, Inc.

Sally L. Beerbower, 703-744-7800

e-mail: sally@qorvis.com

EFJ, Inc. Appoints Elaine Flud Rodriguez SVP and General Counsel

Irving, TX – March 18, 2008 – EFJ, Inc. (NASDAQ: EFJI) announced today that Elaine Flud Rodriguez has been appointed senior vice president and general counsel. Rodriguez has many years of experience as a senior legal executive with extensive domestic and international expertise in mergers, acquisitions, divestitures, securities, financings, and general commercial and corporate matters.

“Elaine’s extensive legal experience and deep understanding of the wireless telecommunications environment will complement management and be a valuable resource in our highly regulated industry,” said Michael Jalbert, chairman and CEO of EFJ, Inc. “In her new role as general counsel, Elaine will be reporting directly to me and I look forward to working with her.”

Rodriguez joins EFJ, Inc. from CellStar Corporation., a logistics and distribution provider to wireless communications industry, where she was senior vice president, general counsel and secretary. Before joining CellStar in 1993, she was vice president, general counsel and secretary for Zoecon Corporation, a subsidiary of Sandoz Inc., the Swiss pharmaceutical/chemical giant now known as Novartis.

About EFJ, Inc.

Headquartered in Irving, Texas, EFJ, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.efji.com.